Prospectus Supplement No. 4	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated April 20, 2022)	Registration No. 333-260828

SCIENCE 37 HOLDINGS, INC.

103,576,231 Shares of Common Stock

This Prospectus Supplement No. 4 (this “prospectus supplement”) updates, amends and supplements the prospectus of Science 37 Holdings, Inc. (the “Company,” “we,” “us,” and “our”), dated April 20, 2022 (as previously updated, amended and supplemented, the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-260828). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to supplement, modify or supersede certain information contained in the Prospectus. Any statement in the Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement. Except to the extent that the information in this prospectus supplement modifies or supersedes the information contained in the Prospectus, this prospectus supplement should be read, and will be delivered, with the Prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus.

Our common stock is listed on The Nasdaq Stock Market, LLC, or Nasdaq, under the symbol “SNCE”. On May 18, 2022, the closing sale price of our common stock as reported on the Nasdaq was $2.91.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with reduced public company disclosure requirements for the Prospectus and future filings.

Our business and investment in our common stock involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 4 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 19, 2022.

ABOUT THIS PROSPECTUS SUPPLEMENT

We are filing this prospectus supplement to amend and update the “Principal Stockholders” and “Selling Securityholders” tables and the applicable footnotes of the Prospectus to reflect a distribution of shares of common stock from LifeSci Holdings, LLC (the “Sponsor”), one of the registered holders previously identified in the Prospectus, to the additional registered holders named herein (the “Transferees”). This prospectus supplement is not increasing the number of shares being offered under the Prospectus, but only reflecting the transfer of shares of common stock previously registered and providing certain information about the Transferees and the securities they may offer pursuant to the Prospectus. The information set forth below has been provided by or on behalf of the registered holders listed below as of April 26, 2022.

PRINCIPAL STOCKHOLDERS

The information in the table that appears under the caption “Principal Stockholders” on pages 100 through 102 of the Prospectus is modified by (i) removing the Sponsor from the subsection of 5% Holders, (ii) decreasing the number of shares of common stock beneficially owned by the Sponsor and its affiliates and (iii) updating the number of shares of common stock currently owned by the 5% Holders and directors and executive officers. Beneficial ownership is determined according to the rules of the SEC, which generally provides that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. The beneficial ownership percentages set forth below are based on 115,881,097 shares of common stock issued and outstanding as of May 6, 2022.

Name and Address of Beneficial Owner	Number of Shares	% of Ownership
5% Holders
Entities affiliated with Redmile Group, LLC(1)	19,808,234	17.1
Pharmaceutical Product Development, LLC(2)	17,379,797	15.0
Entities affiliated with Lux Capital(3)	12,249,889	10.6
Directors and Executive Officers
David Coman(4)	3,209,784	2.8
Mike Zaranek(5)	629,017	*
Darcy Forman(6)	201,837	*
Jonathan Cotliar(7)	709,461	*
Steven Geffon(8)	571,835	*
Christine Pellizzari	—	—
John W. Hubbard(9)	229,528	*
Neil Tiwari(10)	27,575	*
Robert Faulkner(11)	41,363	*
Adam Goulburn(12)	30,056	*
Bhooshitha B. De Silva	—	—
Emily Rollins(13)	27,575	*
All directors and executive officers as a group (12 individuals)(14)	5,110,586	4.9%

* Less than one percent

(1)	Based on information included in a Schedule 13D filed on October 18, 2021. Consists of (a) 3,829,013 shares of common stock held by RAF, L.P., (b) 3,110,595 shares of common stock held by Redmile Capital Offshore II Master Fund, Ltd., (c) 7,252,571 shares of common stock held by Redmile Private Investments II, L.P., (d) 616,055 shares of common stock held by Redmile Strategic Master Fund, LP, and (e) 5,000,000 shares of common stock held by RedCo II Master Fund, L.P. Redmile Group, LLC is the investment manager/adviser to each of the private investment vehicles listed in items (a) through (e) (collectively, the “Redmile Funds”) and, in such capacity, exercises voting and investment power over all of the securities held by the Redmile Funds and may be deemed to share beneficial ownership over these securities. Jeremy C. Green serves as the managing member of Redmile Group, LLC and, as a result, may be deemed to share beneficial ownership over these securities. Redmile Group, LLC and Mr. Green each disclaim beneficial ownership of these securities. The address of the Redmile Funds, Mr. Green and Robert Faulkner, a representative on the Issuer’s board of directors, is c/o Redmile Group, LLC, One Letterman Dr., Building D, Suite D3-300, San Francisco, CA 94129.

(2)	Based on information included in a Schedule 13D filed on December 12, 2021. Wildcat Acquisition Holdings (UK) Limited (“Wildcat”) is the sole member of Pharmaceutical Product Development, LLC; Jaguar Holding Company II (“Jaguar II”) is the sole shareholder of Wildcat; Jaguar Holding Company I, LLC (“Jaguar “) is the sole shareholder of Jaguar II; Eagle Holding Company II, LLC (“Eagle II”) is the sole member of Jaguar I; PPD, Inc. (“PPD”) is the sole member of Eagle II; Thermo Fisher Scientific Powder US Holdings Corp. (“Powder Holdings”) is the sole shareholder of PPD; and Thermo Fisher Scientific Inc. (“Thermo Fisher”), a Delaware corporation, is the ultimate parent entity of Powder Holdings. By virtue of such relationships, each may be deemed to have beneficial ownership over such securities, and each disclaims beneficial ownership over such securities. The principal office of Wildcat is 11 Granta Park, Cambridge CB21 6GQ, United Kingdom, the principal office of each of PPD, Eagle II, Jaguar I, Jaguar II and Pharma LLC is 929 North Front Street, Wilmington, North Carolina 28401 and the principal office of each of Thermo Fisher and Powder Holdings is 168 Third Avenue, Waltham, Massachusetts 02451.

(3)	Based on information included in a Schedule 13D/A filed on April 7, 2022. Consists of (a) 8,743,999 shares of common stock held by Lux Ventures IV, L.P. and (b) 3,505,890 shares of common stock held by Lux Co-Invest Opportunities, L.P. Lux Venture Partners IV, LLC is the general partner of Lux Ventures IV, L.P. and exercises voting and dispositive power over the shares held by Lux Ventures IV, L.P. Lux Co-Invest Partners, LLC is the general partner of Lux Co-Invest Opportunities, L.P. and exercises voting and dispositive power over the shares held by Lux Co-Invest Opportunities, L.P. Peter Hebert and Joshua Wolfe are the individual managers of Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC and may be deemed to share voting and dispositive power over the shares held by each of Lux Ventures IV, L.P. and Lux Co-Invest Opportunities, L.P., Lux Capital Management, LLC, as the investment manager for each of Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC, may be deemed to share voting and dispositive power over the shares held by each of Lux Ventures IV, L.P. and Lux Co-Invest Opportunities, L.P. Each of Lux Capital Management, LLC, Lux Venture Partners IV, LLC, Lux Co-Invest Partners, LLC, Peter Hebert and Joshua Wolfe disclaim beneficial ownership over these securities. The address of the entities and individuals listed above is c/o Lux Capital Management, LLC, 920 Broadway, 11th Floor, New York, NY 10010.

(4)	Represents 981,437 shares of common stock and 2,228,347 options to purchase shares of common stock that are exercisable as of or within 60 days of May 6, 2022.

(5)	Represents 629,017 options to purchase shares of common stock that are exercisable as of or within 60 days of May 6, 2022.

(6)	Represents 42,547 shares of common stock and 158,840 options to purchase shares of common stock that are exercisable as of or within 60 days of May 6, 2022.

(7)	Represents 686,768 shares of common stock and 22,693 options to purchase shares of common stock that are exercisable as of or within 60 days of May 6, 2022.

(8)	Represents 571,835 options to purchase shares of common stock that are exercisable as of or within 60 days of May 6, 2022.

(9)	Represents 229,528 options to purchase shares of common stock that are exercisable as of or within 60 days of May 6, 2022.

(10)	Represents 27,575 options to purchase shares of common stock that are exercisable within 60 days of May 6, 2022.

(11)	Represents 41,363 options to purchase shares of common stock that are exercisable within 60 days of May 6, 2022.

(12)	Represents 2,481 shares of common stock and 27,575 options to purchase shares of common stock that are exercisable within 60 days of May 6, 2022.

(13)	Represents 27,575 options to purchase shares of common stock that are exercisable within 60 days of May 6, 2022.

(14)	Represents 1,713,233 shares of common stock and 3,964,348 options to purchase shares of common stock that are exercisable as of or within 60 days of May 6, 2022.

SELLING SECURITYHOLDERS

The information in the table that appears under the caption “Selling Securityholders” on pages 103 through 107 of the Prospectus is modified by (i) decreasing the number of shares of common stock beneficially owned by the “LifeSci Entities” (which includes the Sponsor and certain of its affiliates) and (ii) adding the Transferees as Selling Securityholders. The beneficial ownership percentages set forth below are based on 115,881,097 shares of common stock issued and outstanding as of May 6, 2022.

	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After the Offering
Names and Addresses of Beneficial Owner	Number of Shares	Number of Shares of Common Stock Being Offered	Number of Shares	Percentage of Outstanding Common Stock Beneficially Owned
LifeSci Entities(1)	1,945,897	1,945,897	—	—
Stephanie Gajdjis	10,000	10,000	—	—
Matthew Joseph Margiotta	50,000	50,000	—	—
Bob Spivak	50,000	50,000	—	—
Patrick Dolezal	50,000	50,000	—	—
Samuel Slutsky	100,000	100,000	—	—
Adam Evertts	50,000	50,000	—	—
Paul Yook	100,000	100,000	—	—
David Dobkin(2)	500,000	500,000	—	—
Dobkin GST Trust	139,403	139,403	—	—
Yehuda Michael Rice(3)	1,934,542	1,934,542	—	—
Andrew McDonald(4)	1,934,542	1,934,542	—	—

(1)	Consists of (a) 1 share of common stock owned by the Sponsor and (b) 1,945,896 shares of common stock owned by LifeSci Ventures Partners II, LP.Michael Rice and Andrew McDonald are the managing members of the Sponsor and the general partners of LifeSci Ventures Partners II, LP. The address for these entities and individuals is c/o Science 37 Holdings, Inc., 800 Park Offices Drive, Suite 3606, Research Triangle Park, North Carolina, 27709.

(2)	Mr. Dobkin was the Chief Financial Officer and served on the board of directors of the Company prior to the Closing (as defined below). On October 6, 2021, we consummated the business combination, or the Business Combination, contemplated by the Agreement and Plan of Merger, dated May 6, 2021, by and among LSAQ, LifeSci Acquisition II Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of LSAQ (“Merger Sub”), and Science 37, Inc., a Delaware corporation (“Legacy Science 37”) (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub was merged with and into Legacy Science 37, with Legacy Science 37 surviving the merger as a wholly owned subsidiary of LSAQ (the “Business Combination”). Upon the closing of the Business Combination (the “Closing”), we changed our name to Science 37 Holdings, Inc.

(3)	Mr. Rice was our Chief Operating Officer and served on our board of directors prior to the Closing.

(4)	Mr. McDonald was our Chief Executive Officer and served on our board of directors prior to the Closing.